Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center	NEWS RELEASE
Westchester, IL 60154
CONTACT:
Investors: Heather Kos, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS SOLID FOURTH QUARTER 2017 RESULTS

AND RECORD FULL-YEAR EARNINGS PER SHARE

•                  Fourth quarter 2017 reported and adjusted EPS were $1.35 and $1.73, respectively, up from fourth quarter 2016 reported and adjusted EPS of $1.26 and $1.67, respectively

•                  Full-year 2017 reported and adjusted EPS were $7.06 and $7.70, respectively, up from $6.55 of reported EPS and $7.13 adjusted EPS in the year-ago period

•                  2018 adjusted EPS expected to be in the range of $8.10-$8.50, which includes an estimated one percentage point lower effective tax rate from U.S. tax reform

WESTCHESTER, Ill., February 1, 2018 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the fourth quarter 2017. The results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2017 and 2016 include items which are excluded from the non-GAAP financial measures which we present*.

“We concluded 2017 with record earnings per share and operating income. Sales of our higher-value specialty portfolio grew to 28 percent of net sales for the year and the continued integration of our acquisitions of the Sun Flour rice business, TIC Gums and Shandong Huanong Specialty Corn position us for continued growth,” said Jim Zallie, president and chief executive officer. “For the year, specialty-related volume growth, as well as our global optimization efforts drove margin expansion.  North America, Asia Pacific and EMEA achieved record operating income.  South America, although down, completed an important organizational restructuring, enabling a more cost competitive position going forward.

“We expect continued growth in our specialty portfolio, disciplined cost management, and ongoing capital investments to support margin expansion. Additionally, we will explore potential M&A opportunities that drive specialty growth. We remain committed to creating long-term shareholder value. For 2018, we anticipate adjusted EPS of $8.10 to $8.50,” Zallie added.

Diluted Earnings Per Share (EPS)

	4Q16	4Q17	2016	2017
Reported EPS	$1.26	$1.35	$6.55	$7.06
Acquisition/Integration Costs	$0.01	$0.01	$0.03	$0.12
Impairment/Restructuring Costs	$0.03	$0.14	$0.20	$0.42
Insurance proceeds	—	$(0.08)	—	$(0.08)
U.S./Canada Tax Settlement	$0.36	—	$0.36	(0.14)
Income Tax Reform	—	$0.31	—	$0.31
Adjusted EPS**	$1.67	$1.73	$7.13	$7.70

**Totals may not foot due to rounding

*Adjusted Diluted Earnings Per Share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Estimated factors affecting change in reported and adjusted EPS

	4Q17	2017
Margin	(0.03)	(0.11)
Volume	0.15	0.48
Foreign exchange	0.03	0.12
Other income/(expense)	—	0.03
Total operating items	0.15	0.52

Financing costs	0.02	(0.07)
Shares outstanding	0.02	0.06
Tax rate	(0.13)	0.08
Non-controlling interest	—	(0.02)
Total non-operating items	(0.09)	0.05
Total items affecting EPS	0.06	0.57

Financial Highlights

•                  At December 31, 2017, total debt and cash and short-term investments were $1.86 billion and $603 million, respectively, versus $1.96 billion and $516 million, respectively, at December 31, 2016. Cash and short-term investments were higher primarily driven by higher net income partially offset by stock repurchases and the finalization of the U.S.-Canada tax settlement.

•                  During the fourth quarter of 2017, net financing costs were $16 million, or $2 million lower than the year-ago period, due to modestly lower interest rates compared to the same period in 2016.

•                  For the fourth quarter of 2017, reported and adjusted effective tax rates were 44.9 percent and 32.5 percent, respectively, compared to reported and adjusted effective tax rates of 43.4 percent and 27.8 percent in the year-ago period. The reported rate for the fourth quarter of 2017 and the year-ago period includes charges of $23 million and $31 million, respectively, related to the enactment of the Tax Cuts and

Jobs Act in December 2017 and settlement of a tax matter concerning the allocation of income between the United States and Canada.  The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a one-time, estimated charge of $23 million in the fourth quarter.  The estimated charge includes a transition tax on accumulated overseas earnings, foreign taxes on a portion of our unremitted earnings and the remeasurement of deferred tax assets and liabilities.  Without these charges, the reported rate for the fourth quarter of 2017 and the year-ago period would have been 32.7 percent and 25.3 percent, respectively.  The remainder of the rate increase is largely due to decreased foreign tax credits in 2017.

•                  2017 capital expenditures were $306 million, up $23 million from 2016 driven by investments in our cost savings and specialty growth initiatives.

Business Review

Total Ingredion

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Fourth quarter	1,399	12	42	-16	1,437	3%
Full year	5,704	49	165	-86	5,832	2%

Net Sales

•                  Fourth quarter and full-year net sales were up compared to the year-ago periods. In both periods, acquisition and specialty volume growth as well as changes in foreign currency exchange rates were partially offset by less favorable price/mix due to the pass through of lower raw material costs.

Operating income

•                  Fourth quarter reported and adjusted operating income were $203 million and $210 million, respectively.  These were seven percent and eight percent increases, respectively, compared to $189 million of reported operating income and $194 million of adjusted operating income in the fourth quarter of 2016. The increases in reported and adjusted operating income were primarily due to margin expansion driven by improved operational efficiencies as well as acquisition- and specialty-related volume growth. These positives were partially offset by higher raw material costs in Asia-Pacific.

•                  Full-year 2017 reported and adjusted operating income were $842 million and $884 million, respectively. These were four percent and seven percent increases, respectively, compared to $808 million of reported operating income and $830 million of adjusted operating income in the year-ago period. The increases in reported and adjusted operating income were primarily due to acquisition- and specialty-related volume growth.  These positives were partially offset by difficult macroeconomic conditions in South America and by the interruption of manufacturing activities in Argentina and resulting temporary higher costs during the first half of the year.

•                  Fourth quarter reported operating income was lower than adjusted operating income by $7 million.  Restructuring costs related to abandonment of certain assets related to stevia leaf extraction were $13 million while other employee-related severance was $2 million. Acquisition and integration costs associated with TIC Gums were $1 million. These expenses were partially offset by $9 million of other income for cash proceeds from insurance recovery primarily related to capital reconstruction.

•                  Full-year 2017 reported operating income was lower than adjusted operating income by $42 million. Restructuring costs include: Argentina at $17 million, abandonment of certain assets related to stevia leaf extraction at $13 million, finance transformation at $6 million, and other employee-related severance at $2 million. Acquisition and integration costs associated with TIC Gums were $13 million. These expenses were partially offset by $9 million of other income for cash proceeds from insurance recovery primarily related to capital reconstruction.

North America

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Fourth quarter	813	4	23	—	840	3%
Full year	3,447	8	98	-24	3,529	2%

Operating income

•                  Fourth quarter operating income increased from $137 million to $141 million.  The inclusion of the acquired TIC Gums business largely accounted for the increase. This was partially offset by higher operating costs in Mexico.

•                  Full-year operating income increased from $610 million to $661 million.  Margin expansion driven by operational efficiencies as well as the inclusion of the acquired TIC Gums business and specialty ingredient volume growth accounted for the increase.

South America

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Fourth quarter	279	-5	8	-15	267	-4%
Full year	1,010	29	1	-33	1,007	—

Operating income

•                  Operating income in the fourth quarter was $36 million, an increase of $7 million from a year ago. Volume growth and operational efficiencies accounted for the increase.

•                  Full-year operating income was $80 million, down $9 million from a year ago. The decrease was largely a result of Argentina’s difficult macroeconomic conditions, the interruption of manufacturing activities in Argentina and resulting temporary higher costs during the first half of the year. This was partially offset by volume growth and operational efficiencies in Brazil.

Asia Pacific

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Fourth quarter	174	7	8	-4	185	6%
Full year	709	12	59	-40	740	4%

Operating income

•                  Fourth quarter operating income was $24 million, flat to a year ago. Volume growth was offset by less favorable price/mix due to core customer mix diversification and a lag in the pass through of higher tapioca costs.

•                  Full-year operating income was $112 million, up $1 million from a year ago. The increase was largely due to volume growth partially offset by less favorable price/mix due to core customer mix diversification and a lag in the pass through of higher tapioca costs.

Europe, Middle East, Africa (EMEA)

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Fourth quarter	133	5	4	3	145	9%
Full year	538	—	7	11	556	3%

Operating income

•                  Fourth quarter operating income was $30 million, up $4 million from a year ago while full-year operating income was $113 million, up $7 million from a year ago. The increase in both periods was driven by volume growth and favorable price/mix.

2018 Guidance

2018 adjusted EPS is expected to be in the range of $8.10-$8.50 compared to adjusted EPS of $7.70 in 2017. This guidance excludes acquisition-related, integration, and restructuring costs, as well as any potential impairment costs. The full-year guidance assumes, compared to last year: overall improvement in North America, South America, Asia Pacific, and EMEA; an adjusted effective tax rate range of approximately 27.5-29.0 percent; and continued trade up in our portfolio, including higher-value specialty ingredients, leading to margin expansion.

In 2018, cash generated by operations is expected to be in the range of $830 to $880 million. Capital expenditures are anticipated to be between $330 and $360 million with the increase over 2017 expected to result from additional U.S.-based investment.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time thereafter at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) is a leading global ingredient solutions provider. We turn grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. Serving customers in over 100 countries, our ingredients make crackers crunchy, yogurts creamy, candy sweet, paper stronger and add fiber to nutrition bars. Visit www.ingredion.com to learn more.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates;

volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, paper, corrugated, and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; particularly United States tax reform; operating difficulties; availability of raw materials, including potato starch, tapioca, gum arabic and the specific varieties of corn upon which our products are based; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the acquisition of TIC Gums that could cause actual results and developments to differ from expectations include:  the anticipated benefits of the acquisition, including synergies, may not be realized; and the integration of TIC Gum’s operations with those of Ingredion which may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		Change	December 31,		Change
(in millions, except per share amounts)	2017	2016	%	2017	2016	%
Net sales before shipping and handling costs	$1,527	$1,484	3%	$6,180	$6,021	3%
Less: shipping and handling costs	90	85		348	317
Net sales	$1,437	$1,399	3%	$5,832	$5,704	2%
Cost of sales	1,077	1,060		4,359	4,302
Gross profit	$360	$339	6%	$1,473	$1,402	5%

Operating expenses	153	148	3%	611	579	6%
Other income, net	(11)	(2)		(18)	(4)
Restructuring charge	15	4		38	19
Operating income	$203	$189	7%	$842	$808	4%
Financing costs, net	16	18		73	66
Income before income taxes	$187	$171	9%	$769	$742	4%
Provision for income taxes	84	74		237	246
Net income	$103	$97	6%	$532	$496	7%
Less: Net income attributable to non-controlling interests	4	3		13	11
Net income attributable to Ingredion	$99	$94	5%	$519	$485	7%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	72.1	72.6		72.0	72.3
Diluted	73.6	74.3		73.5	74.1

Earnings per common share of Ingredion:
Basic	$1.37	$1.29	6%	$7.21	$6.70	8%
Diluted	$1.35	$1.26	7%	$7.06	$6.55	8%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions, except share and per share amounts)	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$595	$512
Short-term investments	9	4
Accounts receivable — net	961	923
Inventories	823	789
Prepaid expenses	27	24
Total current assets	2,415	2,252
Property, plant and equipment — net	2,217	2,116
Goodwill	803	784
Other intangible assets — net	493	502
Deferred income tax assets	9	7
Other assets	143	121
Total assets	$6,080	$5,782
Liabilities and equity
Current liabilities
Short-term borrowings	$120	$106
Accounts payable and accrued liabilities	837	872
Total current liabilities	957	978
Non-current liabilities	227	158
Long-term debt	1,744	1,850
Deferred income tax liabilities	199	171
Share-based payments subject to redemption	36	30
Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 shares issued at December 31, 2017 and December 31, 2016	1	1
Additional paid-in capital	1,138	1,149
Less: Treasury stock (common stock; 5,814,504 and 5,396,526 shares at December 31, 2017 and December 31, 2016, respectively) at cost	(494)	(413)
Accumulated other comprehensive loss	(1,013)	(1,071)
Retained earnings	3,259	2,899
Total Ingredion stockholders’ equity	2,891	2,565
Non-controlling interests	26	30
Total equity	2,917	2,595
Total liabilities and equity	$6,080	$5,782

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(in millions)	2017	2016
Cash provided by operating activities:
Net income	$532	$496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	209	196
Deferred income taxes	67	(5)
Charge for fair value mark-up of acquired inventory	9	—
Decrease in margin accounts	6	15
Increase in other trade working capital	(127)	(23)
Other	73	92
Cash provided by operating activities	769	771

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(306)	(283)
Payment for acquisition	(17)	(409)
Short-term investments	(3)	1
Proceeds from sale of plant	—	2
Cash used for investing activities	(326)	(689)

Cash used for financing activities:
(Payments on) proceeds from borrowings, net	(96)	126
(Repurchase) issuance of common stock, net	(114)	21
Dividends paid, including to non-controlling interests	(165)	(141)
Debt issuance costs	—	(6)
Cash used for financing activities	(375)	—

Effect of foreign exchange rate changes on cash	15	(4)
Increase in cash and cash equivalents	83	78
Cash and cash equivalents, beginning of period	512	434
Cash and cash equivalents, end of period	$595	$512

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(in millions)	2017	2016	%	2017	2016	%
Net Sales
North America	$840	$813	3%	$3,529	$3,447	2%
South America	267	279	(4)%	1,007	1,010	0%
Asia Pacific	185	174	6%	740	709	4%
EMEA	145	133	9%	556	538	3%
Total	$1,437	$1,399	3%	$5,832	$5,704	2%

Operating Income
North America	$141	$137	3%	$661	$610	8%
South America	36	29	24%	80	89	(10)%
Asia Pacific	24	24	0%	112	111	1%
EMEA	30	26	15%	113	106	7%
Corporate	(21)	(22)	5%	(82)	(86)	5%
Sub-total	210	194	8%	884	830	7%
Acquisition/integration costs	(1)	(1)		(4)	(3)
Restructuring charge	(15)	(4)		(38)	(19)
Insurance proceeds	9	—		9	—
Charge for fair value mark-up of acquired inventory	—	—		(9)	—
Total	$203	$189	7%	$842	$808	4%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2017		December 31, 2016		December 31, 2017		December 31, 2016
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$99	$1.35	$94	$1.26	$519	$7.06	$485	$6.55

Add back:

Acquisition/integration costs, net of income tax benefit of $0 and $1 million for the three months and year ended December 31, 2017, respectively, and $0 and $1 million for the three months and year ended December 31, 2016, respectively (i)	1	0.01	1	0.01	3	0.04	2	0.03

Restructuring charge, net of income tax benefit of $5 million and $7 million for the three months and year ended December 31, 2017, respectively, and $2 million and $5 million for the three months and year ended December 31, 2016, respectively (ii)	10	0.14	2	0.03	31	0.42	14	0.20

Insurance proceeds, net of income tax benefit of $3 million for both the three months and year ended December 31, 2017 (iii)	(6)	(0.08)	—	—	(6)	(0.08)	—	—

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $3 million for the year ended December, 2017 (iv)	—	—	—	—	6	0.08	—	—

Income tax reform (v)	23	0.31	—	—	23	0.31	—	—

Income tax settlement (vi)	—	—	27	0.36	(10)	(0.14)	27	0.36

Non-GAAP adjusted net income	$127	$1.73	$124	$1.67	$566	$7.70	$528	$7.13

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2017 and 2016 periods include costs related to the acquisition and integration of the businesses acquired from Penford and/or Kerr. Additionally, the 2017 period includes costs related to the acquisitions of TIC Gums Incorporated, Shandong Huanong Specialty Corn Development Co., Ltd, and/or Sun Flour Industry Co, Ltd.

(ii) During the three months and year ended December 31, 2017, we recorded a $15 million and $38 million pre-tax restructuring charge, respectively. During the fourth quarter of 2017, we recorded $13 million of restructuring charges related to the abandonment of certain assets related to our leaf extraction process in Brazil, $1 million of employee-related severance and other costs associated with the Finance Transformation initiative, and $1 million of other restructuring costs including employee-related severance costs in North America. During the year ended December 31, 2017, we recorded $17 million of employee-related severance and other costs associated with the restructuring in Argentina, $13 million of restructuring charges related to the abandonment of certain assets related to our leaf extraction process in Brazil, $6 million of employee-related severance and other costs associated with the Finance Transformation initiative, and $2 million of other restructuring charges including employee-related severance costs in North America and a refinement of estimates for prior year restructuring activities. During the three months and year ended December 31, 2016, we recorded a $4 million and $19 million pre-tax restructuring charge, respectively. During the fourth quarter of 2016, we recorded $3 million for employee-related severance costs in North America and $1 million of employee-related severance and other costs associated with the execution of IT outsourcing contracts. During the year ended December 31, 2016, we recorded $11 million of employee-related severance and other costs associated with the execution of IT outsourcing contracts, $6 million of employee-related severance costs associated with the our optimization initiative in North America and South America, and $2 million of costs attributable to the Port Colborne plant sale.

(iii) During the three months and year ended December 31, 2017, we recorded $9 million in other income for cash proceeds from an insurance recovery related to capital reconstruction.

(iv) The 2017 period includes the flow-through of costs primarily associated with the sale of TIC Gums Incorporated inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

(v) The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a one-time estimated charge of $23 million for the three months and year ended December 31, 2017. The estimated charge includes a transition tax on accumulated overseas earnings, foreign taxes on a portion of our unremitted earnings, and the remeasurement of deferred tax assets and liabilities.

(vi) We had been pursuing relief from double taxation under the U.S.-Canada tax treaty for the years 2007 through 2013. During the fourth quarter of 2016, a tentative settlement was reached between the U.S. and Canada and, consequently, last year we established a net reserve of $24 million, including interest thereon, recorded as a $70 million cost and a $46 million benefit. Additionally, as a result of this settlement, we established a net reserve of $3 million for the years 2014 and 2015. In the third quarter of 2017, the two countries finalized the agreement, which eliminated the double taxation, and we paid $63 million to the IRS to settle the liability. As a result of that agreement, we are entitled to a tax-affected benefit of $10 million due to a foreign exchange loss on our 2017 U.S. federal income tax return. The foreign exchange loss was not recognized in income before taxes because it arose from the terms of the agreement.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, pre-tax)	2017	2016	2017	2016

Operating income	$203	$189	$842	$808

Add back:

Acquisition/integration costs (i)	1	1	4	3

Restructuring charge (ii)	15	4	38	19

Insurance proceeds (iii)	(9)	—	(9)	—

Charge for fair value mark-up of acquired inventory (iv)	—	—	9	—

Non-GAAP adjusted operating income	$210	$194	$884	$830

Net income, EPS and tax rates may not foot or recalculate due to rounding.

For notes (i) through (iv) see notes (i) through (iv) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended December 31, 2017			Year Ended December 31, 2017
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$187	$84	44.9%	$769	$237	30.8%

Add back:

Acquisition/ integration costs (i)	1	—		4	1

Restructuring charge (ii)	15	5		38	7

Insurance proceeds (iii)	(9)	(3)		(9)	(3)

Charge for fair value mark-up of acquired inventory (iv)	—	—		9	3

Income tax reform (v)	—	(23)		—	(23)

Income tax settlement (vi)	—	—		—	10

Adjusted Non-GAAP	$194	$63	32.5%	$811	$232	28.6%

	Three Months Ended December 31, 2016			Year Ended December 31, 2016
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$171	$74	43.4%	$742	$246	33.1%

Add back:

Acquisition/ integration costs (i)	1	—		3	1

Restructuring charge (ii)	4	2		19	5

Income tax settlement (vi)	—	(27)		—	(27)

Adjusted Non-GAAP	$176	$49	27.8%	$764	$225	29.4%

Net income, EPS and tax rates may not foot or recalculate due to rounding.

For notes (i) through (vi) see notes (i) through (vi) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of 2018 GAAP Diluted Earnings per Share (“EPS”)

to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Expected EPS Range
	for Full Year 2018
	Low End	High End
GAAP EPS (a)	$8.08	$8.47

Add:

Restructuring charges (b)	0.02	0.03

Expected Adjusted EPS	$8.10	$8.50

Above is a reconciliation of our expected full year 2018 diluted EPS to our expected full year 2018 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance.

(a) For the reasons stated above, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(b) Primarily reflects expected 2018 restructuring charges related to the Finance Transformation initiative in North America previously announced during 2017.